Exhibit 10.1

Summary of Altera Corporation Non-Employee Director Compensation

Cash Compensation

Annual Retainer for Board of Directors:

Board Membership	$40,000

Audit Committee	$10,000	Chair
	$5,000	Member

Compensation Committee	$8,000	Chair
	$4,000	Member

Nominating and Governance Committee	$8,000	Chair
	$4,000	Member

Lead Independent Director	$5,000

The annual retainer is paid on the date of each year’s annual meeting of stockholders and can be deferred at the director’s election under Altera’s Nonqualified Deferred Compensation Plan. The annual retainer will be prorated if a director’s service begins subsequent to the date of the annual meeting of stockholders. Non-employee directors are eligible to include the annual retainer in our Nonqualified Deferred Compensation Plan.

Equity Compensation

Each year, non-employee directors will receive a stock option grant of 10,000 shares upon re-election as a director. New non-employee directors will receive an initial stock option grant of 40,000 shares upon first becoming a director.

Other Compensation

Non-employee directors are eligible to receive medical, dental, and vision coverage equivalent to benefits offered to employees.

Non-employee directors will be reimbursed for expenses incurred in attending board and committee meetings.